Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Jose Gordo magicJack VocalTec Ltd. - - CFO

Gerald Vento magicJack VocalTec Ltd. - President, CEO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Greg Burns Sidoti & Co., LLC - Analyst

Ray McDonough Oppenheimer & Co. - Analyst

Whitney Tilson Kase Capital - Analyst

P R E S E N T A T I O N

Operator

Good day and welcome to the magicJack VocalTec third-quarter 2015 earning results conference call. Today's conference is being recorded. Joining us today on the call are Gerald Vento, President and Chief Executive Officer, and Jose Gordo, Chief Financial Officer. At this time, I would like to turn the call over to Mr. Gordo. You may begin, sir.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Thank you, operator. Good afternoon and welcome to the magicJack third-quarter 2015 earnings call. I am Jose Gordo, CFO. With me on the call today is Gerald Vento, President and CEO. During the call, we will make statements related to our business that may be considered forward-looking in nature under federal securities laws. These statements reflect our current views regarding the future only as of today and should not be reflected upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to our annual report on Form 10-K, which was filed with the SEC on March 16, 2015.

Also, during the course of today's call, we will refer to certain non-GAAP financial measures. There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release issued after the close of the market today, which is located on our website at www.vocaltec.com.

With that, I will turn the call over to Jerry.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Great, thanks, Jose. Good afternoon, everyone. Turning to our financial results and significant events for the quarter, revenue for the quarter was $25.4 million. Our renewal revenue was $16.2 million, representing 64% of our revenue base.

Device activations were 119,000 for the quarter, and we had adjusted EBITDA of $9,700,000 for the quarter. We continue to grow our strong balance sheet, with $79.6 million in cash and no debt.

Through the end of Q3, we have repurchased over $13.6 million in shares, and we ended the quarter with 2.62 million device subscribers. And finally, we reported the lowest churn in magicJack's history of 2.7% compared to 2.8% last quarter. This quarter's solid operating results demonstrate that magicJack continues to be a profitable, cash-flow-generating service. Our low-cost operating platform is capable of delivering high-margin, cash-flow-accretive incremental services for our new initiatives. Our ongoing expense management initiatives have improved operating results, while our new services have just begun, and at an early stage, they have begun to deliver incremental margins. And we are keeping our commitment to return cash to shareholders. In Q3, we generated $5.7 million in free cash flow, bringing our year-to-date total to $18.8 million.

Our ongoing expense management initiatives in Q3 have resulted in improvements in gross and operating margins. In 2015, gross margins improved 170 basis points, from 65.9% in Q2 to 67.6% in Q3. In that same timeframe, operating margins improved 400 basis points, from 25.3% in Q2 to 29.3% in Q3. And we continue to look for opportunities to take more costs out of the business.

In Q3, we delivered the third consecutive quarter of improvement in subscriber churn. We are selectively expanding distribution, having added Radio Shack, Walgreen's and Kmart to our base of retail distribution partners.

Now turning to our new services. Our mobile app has been in the market for a short time, and we continue to improve it through new releases, improvements to user flow, and refinements to our digital marketing efforts. While the service is sold at a materially lower cost than the magicJack device, to date the app is delivering gross margins in line with our existing services.

In the last few months, we've launched digital media targeting international callers and travelers, selectively targeting international countries, expats, Millennials, and heads of households. We've rebranded social media to be more app-focused and launched new social channels on Instagram and Snapchat to generate more interest amongst Millennials.

We are optimizing daily, shifting digital media spend to best convert segments. To capitalize on the international opportunity, we're executing digital marketing campaigns targeting specific users in those countries. As a result of the AppFlyer tracking SDK, now embedded in our app, we can continue to fine-tune our digital spend to focus on the channels and prioritize our digital spend on markets delivering the best downloads and conversions to paid subscriptions.

Social media remains the most effective marketing channel for the app. While more improvements are underway, our app continues to perform well in rankings of social networking apps, and currently ranks 18 on Android and 50 on iOS. Operating performance and financial results are too early to draw conclusions, but preliminary results show high incremental margins generated by the app.

Let me turn to the enterprise initiative we discussed on our last call. In September, we signed a 10-year exclusive agreement with Hoteligent and the Patel family, supported by AAHOA, which is an Asian-American Hotel Owners Association, to jointly sell telephony services to the US hotel industry. The Patel family is a leading service provider in the hospitality space. This service is being branded under the name HOTELiJack.

Through this partnership, we intend to target over 15,000 US hotels with a low-cost dial-tone solution that replaces their current, more expensive service. This service leverages our existing CLEC and switching assets. We and our partner have simplified every aspect of the onboarding process, from sign-up, installation, and cut-over to live service. And like the app, this enterprise offering focuses on services with high incremental margins, similar to our core business.

We are aggressively leveraging our current team to manage this offering and consequently don't anticipate meaningful increased headcount. Additionally, this service has very modest capital requirements, and those costs, including the installation and the equipment expense, are recouped by us before we and our partner participate in revenue sharing.

Turning to international, we made good progress in this initiative since last fall. Specifically, we're finalizing our agreement with Telefonica in Mexico. We and Movistar, which is Telefonica's brand in Mexico, will be providing a US phone number with unlimited inbound calling to Movistar's 20 million customers. This offering will be available to all Movistar customers, including smartphone and non-smartphone users. It will be integrated into Movistar's payment platform to facilitate a customer upgrade, and testing begins this week, and the inbound service is expected to launch before the end of this year.

As noted on our prior call, any revenues from these new services would generate incremental margins and enhance shareholder value. Our mandate in developing these new service offerings is to prudently invest as we prove their cash-flow-generating capabilities. In each of the new initiatives that we have identified, the identifying services that leverage our network and our assets we bring to the offering are complemented by partner assets that can improve the operating margins at a low incremental cost. We will continue to update investors on our progress on the app, international and enterprise initiatives as they become a more material part of our financial results.

Regarding shareholder buybacks, over the last two quarters we repurchased $13.6 million in shares. At the end of Q3, our quarterly weighted average share count is now 6% lower than Q2 as a result of these share buybacks. Even in the face of strong repurchases, our cash balance of $79.6 million at the end of Q3 is higher than the $75.9 million cash balance at the start of 2015.

So with that, let me turn the call over to Jose.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Thank you, Jerry.

Good afternoon, everyone.

Our third-quarter financial performance was highlighted by record low customer churn, strong EBITDA and operating cash flow, and stock repurchases.

Starting with the P&L for the quarter, we generated total GAAP net revenues of $25.4 million. Revenues from magicJack device sales for the quarter were $4.5 million, an increase of 5% compared to the second quarter. Renewal revenue for the quarter was $16.2 million, which accounted for 64% of our overall revenue.

Network expense for the quarter was $3.7 million compared to $3.8 million from the prior quarter. Total operating expenses decreased 6% from the prior quarter to $9.7 million, primarily due to a $1 million decrease in G&A and an $80,000 decrease in R&D, which was offset by a $524,000 increase in marketing spend.

The higher tax rate in this quarter is primarily attributable to fluctuations in exchange rates in the new Israeli shekel versus the US dollar, which affected the value of certain deferred tax accounts. Excluding the impact of these fluctuations in foreign currency exchange rates on the value of our deferred tax assets and other discrete tax items, our effective income tax rate for the third quarter would have been 31.6%, and our year-to-date effective tax rate would have been 31.1%.

Our GAAP net income for the quarter was $3.3 million as compared to a net income of $7 million for the last quarter. GAAP diluted earnings per share for the quarter was $0.20, based on 16.7 million weighted average diluted shares outstanding as compared to GAAP diluted earnings per share of $0.39, based on 17.7 million weighted average diluted shares outstanding for the last quarter.

Turning to non-GAAP results, for the quarter we reported adjusted EBITDA of $9.7 million as compared to $10.1 million last quarter. Non-GAAP net income for the quarter was $6.1 million as compared to $6.8 million last quarter. Non-GAAP earnings per share for the quarter was $0.37, based on 16.7 million weighted average diluted shares outstanding as compared to $0.38 last quarter, based on 17.7 million weighted average diluted shares outstanding.

The decrease in G&A is largely attributable to lower personnel expenses. We are currently at an annual run rate G&A of approximately $25 million, and we are pleased with the impact that cost reductions have made on our P&L. The increase in marketing spend is largely attributable to an increase in media spend on the app. For the quarter, our cost for activation increased to $13.63 versus $8.02 last quarter.

Turning to profitability, our GAAP operating income was $7.5 million, an increase of 16% compared to the prior quarter. The difference is primarily attributable to decreased operating expenses of $581,000 and decreased cost of revenue of $444,000. Operating cash flow for the quarter was $5.7 million.

Turning to income taxes, our effective income tax rate for the third quarter was approximately 55.6%, and our year-to-date effective tax rate is 36.7%. Our income tax expense for the quarter was $4.2 million compared to an income tax benefit of $546,000 for the last quarter.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in our earnings press release from earlier today and is available on our website.

Turning to our balance sheet, as of September 30, we had cash and cash equivalents of $79.6 million and no debt as compared to cash and cash equivalents of $82.3 million as of June 30, 2015. Our deferred revenues decreased quarter over quarter to $104.4 million from $108.6 million. We continue to generate solid operating cash flow. Even in its gradual decline, our US core business remains a cash flow engine that gives us substantial flexibility to finance growth and enhance shareholder value.

As Jerry mentioned, we repurchased $8.4 million of stock during Q3. Prior to the closing of our trading window for the quarter, we put in place a 10b5-1 plan and have continued to buy back stock under this plan. As of today during this quarter, we have repurchased an additional 597,000 shares for approximately $6.3 million at an average share price of $10.56. Since inception of our stock repurchase program, we repurchased a total of 2.3 million shares for approximately $19.86 million at an average share price of $8.57. We expect that we will complete the full $20 million stock buyback program by the end of this month.

Turning to our financial outlook for the year, we are reiterating guidance from our last call. We confirm our full-year revenue guidance of approximately $100 million, and we are increasing our adjusted EBITDA guidance for the full year to $34 million, which would represent a 15% increase year over year.

With that, we would like to open the call for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions.) Greg Burns, Sidoti and Company.

Greg Burns - Sidoti & Co., LLC - Analyst

I didn't catch who the partner on the enterprise segment was. Could you just say who that was again? And then maybe after that, go through the economics of the deal, what the projected ARPU is for the service, and maybe what the revenue split is between you and your partner in that space.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

So in September, we signed a 10-year exclusive agreement with the Patel family, well-known in the hotel industry, and an affiliate of theirs, Hoteligent. If you do more research on the Patel family, they are a leader in the hotel space. They're also supported by, as I mentioned, the Asian-American Hotel Owners Association.

So, Greg, when you think about this -- when we think about this, we think about how this organization affects the 15,000 or so hotels under their collective management. And they do things in concert. Whether they're buying services for telephony, whether they're buying products for their hotels, they're really into best practices. So we are very pleased that we could put an exclusive agreement together with the Patel family and Hoteligent, supported by AAHOA, to really kick off this hospitality offering to their affiliates, associates, and others who are associated with that association. Jose, do you want to go through some of the economics?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Yes, sure, Jerry. Some of this, Greg, we're trying to be sensitive to the competition out there. But high level, it's going to be a few hundred dollars a month per hotel. Some may pay a little more; some may pay a little less. And we did a lot of market research before we got started. We think that's going to represent material cost savings over what most locations are paying for today. And then we get 50% of the revenue, so that's our share on the deal.

So I'd wait probably a little bit more until we have some traction to get into specifics, and maybe next quarter we'll be talking about projections for 2016. But that's, high level, how it works.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Yes, and Greg, just one other point, just so that people don't leave with the wrong impression. We still have to go out and sell. We still have to go out and convert. We still have to go out and install. So it's all about scale here and how we scale this up and over what period of time do we scale it up.

But again, what's valuable to us is the relationship that we have with the Patel family and Hoteligent, and that they have with AAHOA and their members of that association. Because as I said, they're all about best practices, how to save money, how to improve margins in the core business.

And it really does impact the sales cycle and the speed with which we can really get this going, because the target here is quite large.

Greg Burns - Sidoti & Co., LLC - Analyst

Okay. How many units does the Patel family directly control? Are they putting this service into all of their units? And then are you currently wiring hotels now?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

We are wiring hotels now. I don't know that the way that the individual group that we've contracted with, how many they own is really the way to look at it. I think they own maybe a dozen themselves directly. But really, it's much more about the influence and the following that they have. And the Patel name -- you'll do your research -- the Patel name is extremely well-known in the hotel space. So it's really about partnering up with a group like that and saying, "Hey, they've signed up for this," and to answer your question, yes, they'll be putting it in their hotels. But between them and their other family members that own literally many of these hotels we're talking about, what we have is validation. We have validation that a key group has done the homework on this particular offering for telephony and that it works, it saves money, it's a very frictionless installation.

We're making it essentially no pain for the hotel owner to put in.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

And, Greg, this is high incremental margin for this new service. It supports what we've been saying all along, that we've got an elegant CLEC network, and we're leveraging our assets to provide this very high incremental margin business.

Greg Burns - Sidoti & Co., LLC - Analyst

Okay, thanks. And then switching to Mexico, it sounds like you finally signed a deal with Telefonica in Mexico. Could you just go through the economics of that deal with the revenue share, what the revenue split is, and what the projected ARPU is for the service?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Sure. So first, just a small point. It's not technically signed yet. We're really, really at the final stages. We're actually trading signature pages, but it's not done. So I just want to be clear. We'll probably -- we'll put out a press release when it is done, hopefully, in the coming days.

We are testing the service actively, so doing end-to-end testing right now. And I just want to probably wait until we're public with the offer before talking about the ARPU. But we have a roughly, let's call it 45% of the revenue of that deal. And obviously, we'll be putting out the ARPU and projections again on the next call.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

And Greg, just to add to what Jose said, here are the big differences between what we've been doing in the past and what we're now doing. The offering is really part of Movistar's rate card, so it's not a new app. This is a service that's essentially embedded in their service plan. We now have the ability, through Movistar's payment platform, to facilitate a customer wanting to buy this service relatively easy, and then that customer can choose multiple ways to pay for this. So the opportunity to communicate this message through SMS, through other messaging platforms to this customer base, is huge. And remember, this is for both smartphone and non-smartphone users, so the universe of customers is actually quite large compared to what we were trying to do independently last year with our own mobile app without a payment scheme or a payment platform. So it's quite unusual and positive.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Maybe a couple of quick data points, in addition to what Jerry just said, I can give you, Greg, is that Movistar has a little over 11 million customers right now that recharge their plans weekly. So they go somewhere -- a terminal or they go online -- and they pay weekly for their service. Our plan is going to be an upsell, and it's going to be positioned as, "Hey, consumer, this is your opportunity to own a US phone number for unlimited inbound calling, so you can give it to all your relatives and friends and business colleagues in the US." And of that 11 million, 2.6 million currently today receive calls from the US monthly. So just to give you an idea of some of the opportunity. Obviously, we'll have to see what the take rate is, but we think those are two pretty positive numbers.

Greg Burns - Sidoti & Co., LLC - Analyst

Okay, and you said unlimited inbound. Is it outbound calling to the US also?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Yes, but that requires some technical implementation which, frankly, we have to rely on Telefonica to do. Right now the target for that is mid-first quarter. But again, it's a little bit out of our control. Our side, technically, is done. So it's going to depend on how -- but the answer to your question is yes. In the first quarter, we are hoping to come out with outbound as well.

Greg Burns - Sidoti & Co., LLC - Analyst

Okay, thank you.

Operator

Ray McDonough, Oppenheimer.

Ray McDonough - Oppenheimer & Co. - Analyst

On the enterprise opportunity, do you have any expectations in terms of the first half of 2016 on how many hotels you're targeting? And is the hotel sharing in any of the costs in terms of trying to sell through to those hotels?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

So it's probably too early to put out any -- to really discuss sales projections yet, Ray. We'll probably be able to give a little bit more color on that on the call -- on our next call. And as Jerry said, there's ramp associated with this. There's being able to install at locations nationwide. We're dealing with vendors. We're outsourcing all of that. So there's a little bit of building an infrastructure to support a fast ramp.

That said, we certainly are optimistic that we'll have a good take rate, and I'm sure we'll be able to talk about some results on the next call. And then what was your other question?

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

The last part of Ray's question, Jose, was what about costs. And I think I mentioned in my script that the way that we have this partnership working now, we recoup our cost of installation and the equipment we're putting in before there's any revenue split, so that's how it's working now. But I think to say any more about the type of revenue or margins or anything like that is really to give away too much from a competitive point of view, so I wouldn't go much further at this point.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

But just one thing, I think. Now I went back to my notes. So you asked about sales. So high level, in the partnership, magicJack is responsible for all of what you'd call hard-hat operations. We handle the installations, we handle customer service, we're obviously providing the telephony service.

Hoteligent handles the sales, and they bear that cost. So that's not part of the rev share. Each party bears its own cost with the exception of the upfront installation and equipment cost.

Ray McDonough - Oppenheimer & Co. - Analyst

Great.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

And their job is to make sales. And they actually have to continue to make sales in order to maintain the exclusivity, so there are sales quotas in there in the contract.

Ray McDonough - Oppenheimer & Co. - Analyst

Great. And then on the app, sorry if I missed it, but did you guys give out how many active users you may have now versus how many paying customers and the monetization rate on that?

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Ray, we didn't. We made the point a while ago that the growth initiatives as far as the app goes, or even enterprise or international, were not going to be material in 2015. We think it's too early to disclose metrics. What we can tell you is that we've initiated spending with respect to digital marketing. We spent about $582,000 in the quarter on digital media. We're trying several things, trying combinations of things. But at this point, for competitive reasons and because it's really too early to disclose metrics, we're not prepared to say any more about that. And we'll talk in greater detail about this on the fourth-quarter call.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Ray, we can say that the active subs is 2.3 million. So that's the number for the active subs.

Ray McDonough - Oppenheimer & Co. - Analyst

Great. And on the app, I know you've had some efforts ongoing to monetize those free users, and you talked a little bit about weaning them off the free app. Can you talk a little bit about the efforts and how they've progressed since the quarter?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

That's all part of that marketing effort, the conversion, the messaging to those folks. We said on the call that we weren't going to precipitate free voice forever. But this is all part of our plan. We're learning a lot of interesting things when we're trying these digital marketing campaigns. We've got an app-tracker, SDK, in our app right now, so we can look almost on a daily basis and see what's working and what's not and change priorities as far as marketing spend goes. But we made it also clear that growth initiatives wouldn't be part, or wouldn't be material, for 2015. So we're really not ready to disclose the metrics.

Ray McDonough - Oppenheimer & Co. - Analyst

Okay. And then just I know you guys mentioned the SoHo opportunity, and that was still in the plans. Do you foresee launching that in 2015, or is that more of a 2016 thought process at this point?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

More of a 2016 thought process. And I think we'll have more to say about that on the next call.

Ray McDonough - Oppenheimer & Co. - Analyst

Okay, great. Thanks for taking my questions.

Operator

(Operator Instructions.) Whitney Tilson, Kase Capital.

Whitney Tilson - Kase Capital - Analyst

I want to congratulate you, first of all, on really managing a cash cow business to textbook perfection. You've got churn down to an all-time low, cutting costs, margins are the highest they've been in years, generating a ton of free cash flow, buying back a ton of stock. And the stock's responded; it's working. Stock's up by two-thirds in the last three months. So congratulations. It's great to see.

So I have one small question and one larger question. The smaller question, right at the end of your comments, Jose, were that with the aggressiveness with which you guys are buying back shares, you will soon be finished with the $20 million authorization. I don't think I missed it. Do you have any word or comments on renewing that authorization and continuing to repurchase shares? Is it share price dependent?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

There is no additional authorization at this time, Whitney. It's something that's being actively discussed with the Board, and I think we're very pleased with the execution on this plan. I think probably for this year, this is all we're going to do. I think it's a pretty big number for us. And we'll take a look at it with the Board, probably in the first quarter, and see what we want to do for 2016.

Whitney Tilson - Kase Capital - Analyst

Okay. Can you elaborate a little more on typically -- I'm very surprised to hear you say that, because most companies, when their stock remains cheap and they're sitting on a pile of cash and cranking out a ton of cash -- you guys just gave that revenues are going to remain at the levels they've been at very, very steadily for the last five quarters. And you've raised your adjusted EBITDA guidance, et cetera. Why would you stop for three months?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

I think that's where we are right now. I think, again, we're pleased with the execution on this plan. And I think we can certainly revisit it at the beginning of the year. We've got, what, a month and a half left in the year? I think it's certainly part of the budgeting process; we'll look into what we can do in 2016.

Whitney Tilson - Kase Capital - Analyst

Okay.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Whit, just for the record --

Whitney Tilson - Kase Capital - Analyst

Go ahead.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Whitney, I would reiterate what Jose said in past calls. Returning cash to shareholders is important to us. High incremental margins on the new services, important to us. Ability to take cost out of the business, really important to us. And stable cash flows. They all have to go together. So we're not abandoning a program. We've got very close communication with our Board, and we'll be revisiting virtually all of these issues in the near term.

Whitney Tilson - Kase Capital - Analyst

Okay. I'll just, rather than saying anything in a private conversation, I'll just say publicly here so other shareholders can weigh in as well, that there is obviously some price. If the stock opened at $20.00 tomorrow, I'd tell you to stop buying back the stock, right? You should be price-sensitive, and the stock obviously has run a lot. I still think the stock is very cheap if you can even maintain the current performance, much less start to grow revenues from here. I mean, that's the next step.

So, look, I don't care if you take a breather for six weeks; that doesn't matter. But I think when something's working and your balance sheet and your cash flow statements totally support it and your share price is really cheap, you should keep doing it. So there's no comment there; I just wanted to put that on the record with my views, and I urge you to talk to other shareholders.

So speaking regarding what I just said a moment ago about returning to growth, one of the other companies I'm a shareholder in, new management has characterized their strategy as crawl, walk, run. It's a turnaround situation, and you guys were crawling for a while. You're now clearly walking.

Things have definitely stabilized, and now the question is running, i.e., can you start to grow? The earlier questions you addressed in your comments, and the earlier questions, some of your growth initiatives. And look, I just want to give you the chance, if there are any other things you want to talk about or color you want to give us on, whether you -- for five quarters in a row, and your guidance for next quarter, you have delivered revenues plus or minus like 1% or 2%. It's been astonishingly steady, but obviously, the next step is to see some growth here. So if you have anything you want to add to that to what you've already said, I'm sure we'd all like to hear it.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Maybe just one thing to underscore. We've got three initiatives that we've been working on, Whitney, and all of them are organic, and they're with very little capital at risk. They've all been managed efficiently. And the way I look at it is we're optimistic about all three of them. But if you just think about our financials, and I know you know them well, if one of them even hits a double, it's a really big impact on us. And if two of them hit doubles, you can take it from there. So we want to be thoughtful about this. We want to be metered in how we talk to investors about it. But these are three real initiatives, two of them with legitimate partners that could really have a lot of strong short-term revenue potential for us, with very little capital at risk.

Whitney Tilson - Kase Capital - Analyst

Great, thank you.

Operator

Greg Burns, Sidoti and Company.

Greg Burns - Sidoti & Co., LLC – Analyst

Another couple of follow-ups, one around the marketing spend in the quarter. It was up sequentially, but still well below what I was personally looking for. So I just wanted to get your view on how we should be thinking about that going forward, considering all the various growth initiatives that you now have progressing over the next couple of quarters.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

The way I think about that, Greg, is there's spending on the device, and that's really traditional TV advertising here in the US. I think that the trend you've been seeing is more or less going to hold steady. I wouldn't expect any major surprises there. As you know, that's been on the decline. And we do want to reserve some flexibility for putting more into the app, for putting potentially even some money into marketing the offering in Mexico.

We don't really need any marketing dollars for the enterprise project. But I think that the trend line you're seeing, or that you have seen, at least as it's defined as our marketing in the US for the device, I wouldn't expect any major changes there. If we see something working, we might tick up a little bit, but it's more likely going to continue that downward trend.

Greg Burns - Sidoti & Co., LLC - Analyst

Okay. And in terms of the device and the activations, they were down pretty substantially in this quarter, but now you have a couple of new incremental retail outlets. Should we expect any kind of sell-in or some kind of improvement in the activations, given the incremental retail outlets?

And then also, Vonage said they're exiting the low end of the market. They're discontinuing the BasicTalk offering. How do you foresee that's helping you going forward?

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Maybe I could talk about the additional doors. Walgreen's represents a little over 7,000 doors. Radio Shack is roughly 1,400 doors. The Kmart trial, and it is a trial -- just want to make sure that we see some value there, as well as our retail partner -- that's about 700 doors. So we have some incremental doors that may prove to be beneficial.

Radio Shack has always been a great destination retail partner for us. We started there. When they went out of business, we didn't see a material uptick in device sales amongst the other retail partners that we have. So we're really pleased that they're back on the scene. Walgreen's is selling the Express device exclusively, so that's a good thing.

And then, Jose, I'm not sure you want to go through some of the other points that Greg was talking about.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

Greg, can you reiterate the last part of your question?

Greg Burns - Sidoti & Co., LLC - Analyst

Yes, it was just Vonage said they're exiting their BasicTalk offering. I just didn't know if you had any view of that helping your business, the device business, on a prospective basis.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

It's hard to tell, obviously. But we never really felt like that was impacting us one way or another. We're still a lot cheaper than BasicTalk; we're a lot cheaper than their core offer. So I'm not sure we'd expect to see a huge lift there. I think if you're going with us, you know that our product works, and you're looking for that lower price point. If you're going with Vonage, you may have different needs. You may want to be more international calling, and you're willing to spend up. Obviously, there's a bigger gap between now their core product and us. But I'm not sure we'd expect to see a huge uptick.

Greg Burns - Sidoti & Co., LLC - Analyst

Okay. And lastly, in terms of the app, have you considered like a premium, ad-supported model for that as opposed to just a premium upsell?

Thanks.

Jose Gordo - magicJack VocalTec Ltd. - - CFO

We have. We have, Greg. I think we'll be -- I hate to say this all the time -- but we'll be talking about that on the next call.

Greg Burns - Sidoti & Co., LLC - Analyst

Okay, thank you.

Operator

Ray McDonough, Oppenheimer.

Ray McDonough - Oppenheimer & Co. - Analyst

One follow-up here. It looks like the renewal revenue has slipped the last two quarters. I was just wondering if you can talk a little bit more about how you're trying to improve communications. I understand around the marketing and the app, the marketing spend on the app. But is there a need to increase marketing spend on that side of it? Do you have a feeling that that might be affecting some of the renewal rates that you've been seeing in the last two quarters?

Jose Gordo - magicJack VocalTec Ltd. - - CFO

It is slightly down. I would say we are worlds better than we were 12 months ago in this area, and we still have more room for improvement. But if you think about it a year ago, we weren't really communicating effectively or enough times with that expiring customer. Now we're hitting them four times with structured communications, and that went into effect the end of the fourth quarter of last year. That has been really helpful, we believe, in helping to keep our renewal rate high.

And then the area where I think there's still some more, and we're doing a lot here, but I think we can do more, is calling them. So we have an active outbound calling program to supplement the emails that we're sending them. I think we're going to expand that, because that's been working very well. We're getting very good ROI on that.

Ray McDonough - Oppenheimer & Co. - Analyst

Great. Thanks for taking my follow-up.

Operator

There are no further questions in the queue. I would now like to turn the conference back to management for any closing remarks.

Gerald Vento - magicJack VocalTec Ltd. - President, CEO

Thank you, operator. So our focus, back to Whitney's point, is really stable cash flows; ability to take costs out of this business, which we've demonstrated, and I think there's more to do there; returning cash to shareholders, as we mentioned; and high incremental margins for the new initiatives that we've begun. So we look forward to talking to you on the fourth-quarter call and giving you some more detail around these initiatives.

Thank you.

Operator

That does conclude the presentation. Thank you for your participation.